EXHIBIT 23A



                       CONSENT OF INDEPENDENT ACCOUNTANTS



    We consent to the incorporation by reference in the Registration Statement
of Mercantile Bankshares Corporation on Form S-4 (File No. 33-      ) of our
report dated January 20, 1995, on our audit of the consolidated financial statements of Mercantile Bankshares Corporation and Affiliates as of December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, which report is incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 1994, of Mercantile Bankshares Corporation. We also consent to the reference to our firm under the caption "Experts".



                                          COOPERS & LYBRAND L.L.P.



Baltimore, Maryland
May 26, 1995